                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                      Washington, D.C. 20549
           --------                                                                                  ----------------------------
            FORM 4                         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    OMB APPROVAL
           --------                                                                                  ----------------------------
                                                                                                      OMB Number: 3235-0287
[_] Check this box if no longer                                                                      ----------------------------
    subject to Section 16.                                                                            Expires: December 31, 2001
    Form 4 or Form 5 obligations                                                                     ----------------------------
    may continue. See Instruction                                                                     Estimated average burden
    1(b).                                                                                             hours per response.... 0.5
                                                                                                     ----------------------------
                   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                                               1940

(Print or Type Responses)

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1. Name and Address of            2. Issuer Name and Tickler or                 6. Relationship of Reporting Person(s) to Issuer
   Reporting Person*                 Trading Symbol                                             (Check all applicable)

     Murchie    John       G         Ourpet's Company OPCO                          __ Director             __ 10% Owner
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     (Last)    (First)  (Middle)  3. I.R.S. Identification  4. Statement for        X  Officer (give title  __ Other (specify
                                     Number of Reporting       Month/Year           -  below)                  below)
     1300 East Street                Person, if an entity                               Treasurer and Controller
---------------------------------    (voluntary)               February 2002           --------------------------
               (Street)                                     ------------------------------------------------------------------------
                                                            5. If Amendment,    7. Individual or Joint/Group Filing (Check
                                                               Date of Original    Applicable Line)
                                                               (Month/Year)        X Form filed by One Reporting Person
                                                                                   -
     Fairport Harbor Ohio 44077         ###-##-####                                _ Form filed by More than One Reporting Person
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       (City) (State) (Zip)             Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security              2. Transaction    3. Transaction  4. Securities   5. Amount of    6. Ownership      7. Nature of
   (Instr. 3)                        Date              Code            Acquired (A)    Securities      Form:             Indirect
                                                       (Instr. 8)      or Disposed     Beneficially    Direct (D)        Beneficial
                                   (Month/Day/Year)                    of (D)          Owned at End    or Indirect       Ownership
                                                                       (Instr. 3, 4    of Month        (I) (Instr. 4)
                                                                        and 5)                                           (Instr. 4)
                                                    --------------------------------   (Instr. 3 and
                                                                            (A)         4)
                                                                            or
                                                    Code     V      Amount  (D)  Price
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
Common Stock                       02/28/02           P             1,000    A   0.45  02/28/02  1,000       D
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

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                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of   2. Conversion   3. Transaction Date  4. Transaction  5. Number of Derivative    6. Date Exerciseable    7. Title and
   Derivative    or Exercise     (Month/Day/Year)     Code            Securities Acquired (A)    and Expiration Date     Amount of
   Security      Price of                             (Instr. 8)      or Disposed of (D)         (Month/Day/Year)        Underlying
   (Instr. 3)    Derivative                                           (Instr. 3, 4 and 5)                                Securities
                 Security                                                                                                (Instr. 3
                                                                                                                         and 4)
                                                    -------------------------------------------------------------------------------
                                                                                                                              Amount
                                                                                                                                or
                                                                                                                              Number
                                                                                                  Date      Expiration          of
                                                      Code     V            (A)          (D)  Exercisable      Date     Title Shares
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 Option            1.00                                                                         01/26/02     01/26/05     *   50,000
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 Option            1.25                                                                         08/18/03     08/18/06     *   50,000
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
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
8. Price of    9. Number of     10. Ownership     11. Nature of
   Derivative     Derivative        Form of           Indirect
   Security       Securities        Derivative        Beneficial
   (Instr. 5)     Beneficially      Securities        Ownership
                  Owned at          Beneficially      (Instr. 4)
                  End of            Owned at
                  Month             End of
                  (Instr. 4)        Month
                                    (Instr. 4)


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       0           50,000             D
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       0           50,000             D
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

Explanation of Responses:

* - Common Stock


                    /s/ John G. Murchie                March 8, 2002
              -------------------------------         ---------------
              **Signature of Reporting Person              Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, on of which must be manually signed.
          If space is insufficient, see Instruction 6 for procedure